                                                                 Execution Copy

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                                CREDIT AGREEMENT

                          Dated as of November 15, 1996
                  as amended and restated as of August 13, 1999

                                     between

                                 PENTAIR, INC.,


                                       and

                         U.S. BANK NATIONAL ASSOCIATION,


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

                                CREDIT AGREEMENT

     THIS CREDIT AGREEMENT, dated as of November 15, 1996, as amended and restated as of August 13, 1999, is by and between PENTAIR, INC., a Minnesota corporation (the "Borrower") and U.S. BANK NATIONAL ASSOCIATION, a national banking association, formerly known as First Bank National Association (the "Bank").

                              Preliminary Statement

     The Borrower and the Bank have entered into a Credit Agreement, dated as of November 15, 1996, and desire to amend the Credit Agreement. For the convenience of the parties, the Borrower and the Bank have agreed to restate the Credit Agreement in its entirety in the form of this Agreement.

                   ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

     Section 1.1 DEFINED TERMS. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

     "ADVANCE": The portion of the outstanding Loans bearing interest at an identical rate for an identical Interest Period, provided that all Reference Rate Advances shall be deemed a single Advance. An Advance may be a "Daily Pricing Advance", "Eurodollar Advance", or "Reference Rate Advance" (each, a "type" of Advance).

     "AGREEMENT": This Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

     "APPLICABLE MARGIN" and "APPLICABLE FACILITY FEE RATE": The following percentages when the following Levels apply:


                            Percentage for            Percentage for Applicable
     Applicable Level:      Applicable Margin:        Facility Fee Rate:
     -----------------      ------------------        -------------------------
     Level I                0.375%                    0.125%

     Level II               0.475%                    0.150%

     Level III              0.575%                    0.175%

     Level IV               0.6875%                   0.1875%

     Level V                0.80%                     0.20%

     Level VI               1.025%                    0.225%

     Level VII              1.225%                    0.275%


The applicable level shall be determined as follows:

     LEVEL I shall apply if the Borrower's Long Term Debt Rating is A- or better (S&P) and A3 or better (Moody's).

     LEVEL II shall apply if the Borrower's Long Term Debt Rating is BBB+ or better (S&P) and Baa1 or better (Moody's) but no numerically lower Level applies.

     LEVEL III shall apply if the Borrower's Long Term Debt Rating is BBB or better (S&P) and Baa2 or better (Moody's) but no numerically lower Level applies.

     LEVEL IV shall apply if the Borrower's Long Term Debt Rating is BBB or better (S&P) and Baa3 or better (Moody's) OR if the Borrower's Long Term Debt Rating is BBB- or better (S&P) and Baa2 or better (Moody's) but no numerically lower Level applies.

     LEVEL V shall apply if the Borrower's Long Term Debt Rating is BBB- or better (S&P) and Baa3 or better (Moody's) but no numerically lower Level applies.

     LEVEL VI shall apply if the Borrower's Long Term Debt Rating is BB+ or better (S&P) and Ba1 or better (Moody's) but no numerically lower Level applies.

     LEVEL VII shall apply if no other level shall apply.

     As used herein:

     "LONG TERM DEBT RATING" means the rating assigned by S&P and Moody's to the long term, unsecured, senior indebtedness of the Borrower.

     "MOODY'S" means Moody's Investors Service, Inc.

     "S&P" means Standard & Poor's Ratings Group.

     "BUSINESS DAY": Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota and, with respect to Eurodollar Advances, a day on which dealings in Dollars may be carried on by the Bank in the interbank eurodollar market.

     "COMMITMENT": The maximum unpaid principal amount of the Loans of the Bank which may from time to time be outstanding hereunder, being initially $25,000,000, as the same may be reduced from time to time pursuant to SECTION 4.3, or, if so indicated, the maximum unpaid principal amount of Loans of the Bank and, as the context may require, the agreement of the Bank to make Loans to the Borrower subject to the terms and conditions of this Agreement up to its Commitment.

     "DAILY PRICING ADVANCE": An Advance designated as such in a notice of borrowing under SECTION 2.3 or a notice of continuation or conversion under
SECTION 2.4.

     "DEFAULT": Any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

     "EURODOLLAR ADVANCE": An Advance designated as such in a notice of borrowing under SECTION 2.3 or a notice of continuation or conversion under
SECTION 2.4.

     "EURODOLLAR INTERBANK RATE": The offered rate for deposits in United States Dollars (rounded upwards, if necessary, to the nearest 1/16 of 1%), for delivery of such deposits on the first day of an Interest Period of a Eurodollar Advance, for the number of days comprised therein, or for Daily Pricing Advances an Interest Period of one month, which appears on Page 3750 of the Dow Jones Markets (Telerate) screen as of 11:00 a.m., London time, on the day that is two Banking Days preceding the first day of the Interest Period of such Eurodollar Advance (or in the case of Daily Pricing Advances, on each Business Day, without giving effect to the two-day forward convention), or the rate for such deposits determined by the Bank at such time based on such other published service of general application as shall be selected by the Bank for such purpose; PROVIDED, that in lieu of determining the rate in the foregoing manner, the Bank may determine the rate based on rates offered to the Bank for deposits in United States Dollars (rounded upwards, if necessary, to the nearest 1/16 of 1%) in the interbank eurodollar market at such time for delivery on the first day of the Interest Period for the number of days comprised therein.

     "EURODOLLAR RATE (RESERVE ADJUSTED)": A rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) calculated for the Interest Period of a Eurodollar Advance (or in the case of Daily Pricing Advances, determined on each Business Day, which rate shall apply until the next-following Business Day) in accordance with the following formula:

     ERRA     =     Eurodollar Interbank Rate
                    -------------------------
                            1.00 - ERR

In such formula, "ERR" means "Eurodollar Reserve Rate" and "ERRA" means "Eurodollar Rate (Reserve Adjusted)", in each instance determined by the Bank for the applicable Interest Period. The Bank's determination of all such rates for any Interest Period shall be conclusive in the absence of manifest error.

     "EURODOLLAR RESERVE RATE": A percentage equal to the daily average during such Interest Period of the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves), as specified under Regulation D of the Federal Reserve Board, or any other applicable regulation that prescribes reserve requirements applicable to Eurocurrency liabilities (as presently defined in Regulation D) or applicable to extensions of credit by the Bank the rate of interest on which is determined with regard to rates applicable to Eurocurrency liabilities. Without limiting the generality of the foregoing, the Eurocurrency Reserve Requirement shall reflect any reserves required to be maintained by the Bank against (i) any category of liabilities that includes deposits by reference to which the Eurodollar Interbank Rate is to be determined, or (ii) any category of extensions of credit or other assets that includes Eurodollar Advances.

     "EVENT OF DEFAULT":  Any event described in ARTICLE X.

     "FEDERAL RESERVE BOARD": The Board of Governors of the Federal Reserve System or an successor thereto.

     "INTEREST PERIOD" Either (a) for any Eurodollar Advance, the period commencing on the borrowing date of such Eurodollar Advance or the date a Reference Rate Advance is converted into such Eurodollar Advance, or the last day of the preceding Interest Period for such Eurodollar Advance, as the case may be, and ending on the numerically corresponding day one, two or three months thereafter, as selected by the Borrower pursuant to SECTION 2.3 or
SECTION 2.4; PROVIDED, that:

     (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

     (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

     (iii) no Interest Period shall extend beyond the Termination Date; or

(b) for each Daily Pricing Advance, a period lasting until the next-following Business Day (provided, that the Eurodollar Interbank Rate shall be determined based on an interest period of one month, as provided in the definition thereof).

     "INTEREST STEP-UPS": The following percentages, added as provided in the definition of Applicable Margin, if the following events apply:


     EVENT:                                                      Amount of Interest
                                                                 Step-Up:
                                                                 ------------------
     (a)  If on October 1, 1999, the Commitment
     shall be $50,000,000 or less, giving effect
     to all reductions under SECTION 4.3:                        0.25%

     (b)  If on October 1, 1999, the Commitment
     is more than $50,000,000, giving effect
     to all reductions under SECTION 4.3:                        0.50%

     (c)  If the Termination Date has not
     occurred on or before December 1, 1999:                     1.00%


     The Interest Step-Up under (a) and (b) shall be determined, and if (c) shall apply, the Interest Step-Up under (c) shall be added to that determined under (a) or (b) on and after December

1, 1999 (for example, if (a) applied, on and after December 1, 1999, the total Interest Step-Up added as provided in the definition of Applicable Margin shall be 1.25%).

     "LOAN DOCUMENTS": This Agreement, the Note and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower or any guarantor or party granting security interests in connection with this Agreement, the Loans or any collateral for the Loans.

     "MULTI-FACILITY CREDIT AGREEMENT": That certain Amended and Restated Credit Agreement, dated as of August 1, 1997 (amending and restating the Multi-Facility Credit Agreement dated as of November 15, 1996), among the Borrower, certain Subsidiaries of the Borrower, the Agents, and the Banks listed therein, as the same has been and shall hereafter be amended from time to time after such date.

     "NEW CREDIT AGREEMENT": That certain Revolving Credit Agreement, dated as of August 13, 1999, as thereafter amended, between the Borrower and U.S. Bank National Association, as Agent and as sole Bank.

     "NEW PLACEMENT AGREEMENT": Any new agreement or agreements entered by the Borrower after the date hereof under which the Borrower will issue debt securities with a maturity exceeding one year, common or preferred equity, equity equivalent securities, convertible debt or other debt securities or equities.

     "NEW SYNDICATED AGREEMENT": Any new credit agreement entered by the Borrower after the date hereof except for (a) the Other Bridge Loan Agreements,
(b) any agreements pertaining to synthetic lease obligations of the Borrower and its Subsidiaries, and (c) any agreements pertaining to sale of receivables by the Borrower and its Subsidiaries.

     "OTHER BRIDGE LOAN AGREEMENTS": Other separate credit agreements between the Borrower and (a) Morgan Guaranty Trust Company to be entered in August, 1999, (b) Bank of America to be entered in August, 1999, and (c) the New Credit Agreement, which are anticipated to be replaced by and refunded from the proceeds of the New Syndicated Agreement or New Placement Agreement.

     "PAYMENT DATE": The Termination Date, plus (a) the last day of each Interest Period for each Eurodollar Advance; and (b) the last day of each month of each year for each Daily Pricing Advances and Reference Rate Advance and for any fees including, without limitation, the Facility Fees.

     "PERSON": Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

     "REFERENCE RATE": The rate of interest from time to time publicly announced by the Bank as its "reference rate." The Bank may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate which is based on the Reference Rate, such interest rate shall change on the effective date of any change in the Reference Rate.

     "REFERENCE RATE ADVANCE": An Advance designated as such in a notice of borrowing under SECTION 2.3 or a notice of continuation or conversion under
SECTION 2.4.

     "SUBSIDIARY": Any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

     "TERMINATION DATE": The earliest of (a) March 30, 2000, (b) the date on which the Commitments are terminated pursuant to SECTION 9.3 hereof or (c) the date on which the Commitments are reduced to zero pursuant to SECTION 4.3 or 4.4 hereof.

     Section 1.2 COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding."

     Section 1.3 OTHER DEFINITIONAL TERMS. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.

                           ARTICLE II TERMS OF LENDING

     Section 2.1 THE COMMITMENTS. Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein, the Bank agrees to make loans (each, a "Loan" and, collectively, the "Loans") to the Borrower from time to time from the date hereof until the Termination Date, during which period the Borrower may repay and reborrow in accordance with the provisions hereof, provided, that the aggregate unpaid principal amount of the Loans of the Bank at any one time outstanding shall not exceed its Commitment.

     Section 2.2 ADVANCE OPTIONS. The Loan shall be constituted of Daily Pricing Advances, Eurodollar Advances and Reference Rate Advances, as shall be selected by the Borrower, except as otherwise provided herein. Any combination of types of Advances may be outstanding at the same time, except that the total number of outstanding Daily Pricing Advances and Eurodollar Advances shall not exceed 6 at any one time. Each Eurodollar Advance shall be in a minimum amount of $500,000 or in an integral multiple of $100,000 above such amount. Each Daily Pricing Advance and Reference Rate Advance shall be in an amount that is an integral multiple of $100,000. The Loans may not be made as, or converted into or continued as, Daily Pricing Advances after September 30, 1999.

     Section 2.3 BORROWING PROCEDURES. Any request by the Borrower for a Loan shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Bank not later than:

     (a) 10:00 a.m., Minneapolis time, on the date of the requested Loan, if the Loan shall be comprised of Daily Pricing Advances or Reference Rate Advances; or

     (b) 12:00 noon, Minneapolis time, three Business days prior to the date of the requested Loan, if the Loan shall be, or shall include, a Eurodollar Advance.

Each request for a Loan shall specify (1) the borrowing date (which shall be a Business Day), (2) the amount of such Loan and the type or types of Advances comprising such Loan, and (3) if such Loan shall include Eurodollar Advances, the initial Interest Periods for such Advances.

     2.4 CONTINUATION OR CONVERSION OF LOANS. The Borrower may elect to (i) continue any outstanding Eurodollar Advance from one Interest Period into a subsequent Interest Period to begin on the last day of the earlier Interest Period, or (ii) convert any outstanding Advance into another type of Advance (on the last day of an Interest Period only, in the instance of a Eurodollar Advance), by giving the Agent notice in writing, or by telephone promptly confirmed in writing, given so as to be received by the Bank not later than:

     (a) 10:00 a.m., Minneapolis time, on the date of the requested continuation or conversion, if the continuing or converted Advance shall be a Daily Pricing Advance or Reference Rate Advance; or

     (b) 12:00 noon, Minneapolis time, three Business days prior to the date of the requested continuation or conversion, if the continuing or converted Advance shall be a Eurodollar Advance.

Each notice of continuation or conversion of an Advance shall specify (i) the effective date of the continuation or conversion date (which shall be a Business Day), (ii) the amount and the type or types of Advances following such continuation or conversion (subject to the limitation on amount set forth in SECTION 2.2), and (iii) for continuation as, or conversion into, Eurodollar Advances, the Interest Periods for such Advances. Absent timely notice of continuation or conversion, each Eurodollar Advance shall automatically convert into a Reference Rate Advance on the last day of an applicable Interest Period, unless paid in full on such last day. No Advance shall be continued as, or converted into, a Eurodollar Advance if the shortest Interest Period for such Advance may not transpire prior to the Termination Date or if a Default or Event of Default shall exist.

     Section 2.5 THE NOTE. The Loans shall be evidenced by a promissory note of the Borrower (the "Note"), substantially in the form of EXHIBIT A hereto, in the amount of the Commitment originally in effect and dated as of the date of this Agreement. The Bank shall enter in its records the amount of each Loan and Advance, the rate of interest borne by each Advance and the payments made on the Loans, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.

     Section 2.6 FUNDING LOSSES. The Borrower will indemnify the Bank upon demand against any loss or expense which the Bank may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund, or maintain any Advance) as a consequence of (i) any failure of the Borrower to make any payment when due of any amount due hereunder or under the Note, (ii) any failure of the Borrower to borrow, continue or convert an Advance on a date specified therefor in a notice thereof, or (iii) any payment (including, without limitation, any payment pursuant to SECTION 4.2, 4.3 or 10.2), prepayment or conversion of any Eurodollar Advance on a date other than the last day of the Interest Period for such Advance. Determinations by the Bank for purposes of this SECTION 2.6 of the amount required to indemnify the Bank shall be conclusive in the absence of manifest error.

                          ARTICLE III INTEREST AND FEES

     Section 3.1  INTEREST.

     (a) EURODOLLAR ADVANCES. The unpaid principal amount of each Eurodollar Advance shall bear interest prior to maturity at a rate per annum equal to the Eurodollar Rate (Reserve Adjusted) in effect for each Interest Period for such Eurodollar Advance PLUS the Applicable Margin PLUS any applicable Interest Step-Ups.

     (b) DAILY PRICING ADVANCES. The unpaid principal amount of each Daily Pricing Advance shall bear interest prior to maturity at a rate per annum equal to the Eurodollar Rate (Reserve Adjusted) in effect for each Business Day PLUS the Applicable Margin PLUS any applicable Interest Step-Ups.

     (c) REFERENCE RATE ADVANCES. The unpaid principal amount of each Reference Rate Advance shall bear interest prior to maturity at a rate per annum equal to the Reference Rate.

     (d) INTEREST AFTER MATURITY. Any amount of the Loans not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full at a rate per annum equal to the greater of (i) 1.00% in excess of the rate applicable to the unpaid principal amount immediately before it became due, or (ii) 1.00% in excess of the Reference Rate in effect from time to time.

     Section 3.2 FACILITY FEE. The Borrower shall pay fees (the "Facility Fees") to the Bank in an amount determined by applying a rate of the Applicable Facility Fee Rate per annum to the average daily amount of the Commitment of the Bank (whether used or unused) for the period from the date hereof to the Termination Date.

     Section 3.3 COMPUTATION. Interest and Facility Fees shall be computed on the basis of actual days elapsed and a year of 360 days.

     Section 3.4 PAYMENT DATES. Accrued interest under SECTION 3.1(a), (b) and (c) and Facility Fees shall be payable on the applicable Payment Dates. Accrued interest under SECTION 3.1(d) shall be payable on demand.

           ARTICLE IV PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION
                            OF THE CREDIT AND SETOFF

     Section 4.1 REPAYMENT. Principal of the Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

     Section 4.2 OPTIONAL PREPAYMENTS. The Borrower may prepay the Loans, in whole or in part, at any time subject to the provisions of SECTION 2.6, without any other premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in an amount of $500,000 or an integral multiple thereof.

     Section 4.3 OPTIONAL REDUCTION OR TERMINATION OF COMMITMENTS. The Borrower may, at any time, upon no less than 3 Business Days prior written or telephonic notice received by the Bank, reduce the Commitment of the Bank, such reduction to be in a minimum amount of $1,000,000 or an integral multiple thereof. Upon any reduction in the Commitments pursuant to this Section, the Borrower shall pay to the Bank the amount, if any, by which the aggregate unpaid principal amount of outstanding Loans exceeds the Commitment of the Bank as so reduced. Amounts so paid cannot be reborrowed. The Borrower may, at any time, upon not less than 3 Business Days prior written notice to the Bank, terminate the Commitment. Upon termination of the Commitment pursuant to this Section, the Borrower shall pay to the Bank the full amount of all outstanding Loans, all accrued and unpaid interest thereon, all unpaid Facility Fees accrued to the date of such termination and all other unpaid obligations of the Borrower to the Bank hereunder. All payment described in this Section is subject to the provisions of SECTION 2.6.

     Section 4.4 MANDATORY REDUCTION OF COMMITMENTS. If the Termination Date has not occurred sooner, the Commitments shall be reduced to $0 upon the closing of the New Syndicated Agreement. Upon any reduction in the Commitments pursuant to this Section, the Borrower shall pay to the Bank the amount, if any, by which the aggregate unpaid principal amount of outstanding Loans exceeds the Commitment as so reduced.

     Section 4.5 PAYMENTS. Payments and prepayments of principal of, and interest on, the Note and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Minneapolis time, on the dates due at the main office of the Bank in Minneapolis, Minnesota. Funds received on any day after such time shall be deemed to have been received on the next Business Day. Subject to the definition of the term "Interest Period", whenever any payment to be made hereunder or on the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.

                ARTICLE V ADDITIONAL PROVISIONS RELATING TO LOANS

     Section 5.1 INCREASED COSTS. If, as a result of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency:

     (a) any tax, duty or other charge with respect to any Loan, the Note or the Commitments is imposed, modified or deemed applicable, or the basis of taxation of payments to the Bank of interest or principal of the Loans or of the Facility Fees (other than taxes imposed on the overall net income of the Bank by the jurisdiction in which the Bank has its principal office) is changed;

     (b) any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank is imposed, modified or deemed applicable;

     (c) any increase in the amount of capital required or expected to be maintained by the Bank or any Person controlling the Bank is imposed, modified or deemed applicable; or

     (d) any other condition affecting this Agreement or the Commitments is imposed on the Bank or the relevant funding markets;

and the Bank determines that, by reason thereof, the cost to the Bank of making or maintaining the Loans, issuing or participating in the Letters of Credit or extending its Commitment is increased, or the amount of any sum receivable by the Bank hereunder or under the Note in respect of any Loan is reduced;

THEN, the Borrower shall pay to the Bank upon demand such additional amount or amounts as will compensate the Bank (or the controlling Person in the instance of (c) above) for such additional costs or reduction (provided that the Bank has not been compensated for such additional cost or reduction in the calculation of the Eurodollar Reserve Rate). Determinations by the Bank for purposes of this
SECTION 5.1 of the additional amounts required to compensate the Bank shall be conclusive in the absence of manifest error. In determining such amounts, the Bank may use any reasonable averaging, attribution and allocation methods.

     Section 5.2 DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE OR INADEQUATE; IMPRACTICABILITY. If the Bank determines (which determination shall be conclusive and binding on the parties hereto) that:

     (a) deposits of the necessary amount for the relevant Interest Period for any Eurodollar Advance are not available in the relevant markets or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the Eurodollar Interbank Rate for such Interest Period;

     (b) the Eurodollar Rate (Reserve Adjusted) will not adequately and fairly reflect the cost to the Bank of making or funding the Daily Pricing Advances or the Eurodollar Advance for a relevant Interest Period; or

     (c) the making or funding of the Daily Pricing Advances or the Eurodollar Advances has become impracticable as a result of any event occurring after the date of this Agreement which, in the opinion of the Bank, materially and adversely affects such Advances or the Bank's Commitment or the relevant market;

the Bank shall promptly give notice of such determination to the Borrower, and
(i) any notice of a new Daily Pricing Advances or Eurodollar Advance previously given by the Borrower and not yet borrowed or converted shall be deemed to be a notice to make a Reference Rate Advance, and (ii) the Borrower shall be obligated to either prepay in full any outstanding Daily Pricing Advances or Eurodollar Advances, without premium or penalty on the last day of the current Interest Period with respect thereto or convert any such Daily Pricing Advances or Eurodollar Advance to a Reference Rate Advance on such last day.

     Section 5.3 CHANGES IN LAW RENDERING EURODOLLAR ADVANCES UNLAWFUL. If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date of this Agreement, it shall become unlawful or impossible for the Bank to make or fund any Daily Pricing Advances or Eurodollar Advance, the obligation of the Bank to provide such Advance shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility. If any such event shall make it unlawful or impossible for the Bank to continue any Daily Pricing Advances or Eurodollar Advance previously made by it hereunder, the Bank shall, upon the happening of such event, notify the Borrower thereof in writing, and the Borrower shall, at the time notified by the Bank, either convert each such unlawful Advance to a Reference Rate Advance or repay such Advance in full, together with accrued interest thereon, subject to the provisions of SECTION 2.6.

     Section 5.4 DISCRETION OF THE BANK AS TO MANNER OF FUNDING. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Bank had actually funded and maintained each Daily Pricing Advances and Eurodollar Advance during the Interest Period for such Advance through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Interbank Rate for such Interest Period (whether or not the Bank shall have granted any participations in such Advances).


                        ARTICLE VI CONDITIONS PRECEDENT

     Section 6.1 CONDITIONS OF INITIAL LOAN. The obligation of the Bank to make the initial Loan hereunder shall be subject to the satisfaction of the conditions precedent, in addition to the applicable conditions precedent set forth in SECTION 6.2 below, that the Bank shall have received all of the following, in form and substance satisfactory to the Bank, each duly executed and certified or dated the date of the initial Loan or such other date as is satisfactory to the Bank:

     (a) The Note executed by a duly authorized officer (or officers) of the Borrower.

     (b) A certificate or certificates of the Secretary or an Assistant Secretary of the Borrower, attesting to and attaching (i) a copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Loan Documents, (ii) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute the Loan Documents, (iii) a copy of the Articles or Certificate of Incorporation of the Borrower with all amendments thereto, and (iv) a copy of the By-Laws of the Borrower with all amendments thereto.

     (c) A Certificate of Good Standing for the Borrower in the jurisdiction of its incorporation, certified by the appropriate governmental officials.

     (d) An opinion of counsel to the Borrower, addressed to the Bank, in substantially the form of EXHIBIT B.

     Section 6.2 CONDITIONS PRECEDENT TO ALL LOANS. The obligation of the Bank to make any Loan hereunder (including the initial Loan) shall be subject to the satisfaction of the following conditions precedent (and any request for a Loan shall be deemed a representation and warranty by the Borrower that the following have been satisfied):

     (a) Before and after giving effect to such Loan, the representation and warranties contained in ARTICLE VII shall be true and correct, as though made on the date of such Loan.

     (b) Before and after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.


                   ARTICLE VII REPRESENTATIONS AND WARRANTIES

     Section 7.1. MULTI-FACILITY CREDIT AGREEMENT. To induce the Bank to enter into this Agreement, to grant the Commitments and to make Loans hereunder, the hereby makes the representations and warranties contained in
ARTICLE XI of the Multi-Facility Credit Agreement, which provisions, together with the related definitions, as in effect on the date hereof are hereby incorporated herein by reference (MUTATIS MUTANDIS) for the benefit of the Bank hereunder and shall continue for the purposes of this Article VII regardless of the termination of the Multi-Facility Credit Agreement or the Bank's participation therein; PROVIDED that (a) the date "December 31, 1995" contained in Section 11.4 of the Multi-Facility Credit Agreement shall be deemed to mean "December 31, 1998"; (b) references in ARTICLE XI of the Multi-Facility Credit Agreement to the (i) "Agreement" and "Loan Documents,"
(ii) "Banks," (iii) "Loans" and (iv) "Administrative Agent" shall be deemed to mean this Agreement, the Loan Documents as defined hereunder, the Bank and the Loans, each hereunder, respectively; and (c) all amendments to the Multi-Facility Credit Agreement before or after the date hereof shall be given effect of purposes of this Article VII.

     Section 7.2 ADDITIONAL REPRESENTATION. The Borrower hereby makes the following additional representation, which shall be deemed an representation under such Article XI for purpose of the references thereto in Article X hereof:

          The Borrower is in the process of reviewing its operations and those of its Subsidiaries and has requested from third parties with which the Borrower of any of its Subsidiaries has a material relationship a certification of compliance, in order to evaluate the extent to which the business or operations of the Borrower and its Subsidiaries will be affected by the Year 2000 problem. As a result of such review, the Borrower has no reason to believe and does not believe that the Year 2000 problem will have a material adverse effect on the business, consolidated financial position, stockholders' equity or results of operations of the Borrower and its Subsidiaries, taken as a whole.


                             ARTICLE VIII COVENANTS

     Section 8.1 MULTI-FACILITY CREDIT AGREEMENT. So long as this Agreement shall remain in effect and until the Commitments have been terminated and all amounts owing hereunder shall have been paid in full, the Borrower shall comply with and be bound by the covenants contained in ARTICLE XII of the Multi-Facility Credit Agreement and will provide all of the information and notice required by such Article, which provisions, together with the related definitions, as in effect on the date hereof are hereby incorporated herein by reference (MUTATIS MUTANDIS) for the benefit of the Bank hereunder and shall continue for the purposes of this Article VIII regardless of the termination of the Multi-Facility Credit Agreement or the Bank's participation therein; PROVIDED, that (i) references to the "Agent," "Banks" or the "Required Banks" shall be deemed to mean the Bank hereunder; and (ii) references to "Default" or "Event of Default" shall be deemed to mean a Default or Event of Default hereunder; and (ii) all amendments to the Multi-Facility Credit Agreement before or after the date hereof shall be given effect of purposes of this Article VIII.

     Section 8.2 INFORMATION. The Borrower has also agreed to provide to the Bank all information required by the Bank to determine the Applicable Margin, certified by the appropriate officer of the Borrower if so requested by the Bank.


                          ARTICLE IX EVENTS OF DEFAULT

     Section 9.1 MULTI-FACILITY CREDIT AGREEMENT. If any of the events described in ARTICLE XIII of the Multi-Facility Credit Agreement (each an "EVENT OF DEFAULT") (which provisions, together with the related definitions, as in effect on the date hereof are hereby incorporated herein by reference (MUTATIS MUTANDIS) for the benefit of the Banks hereunder and shall continue for the purposes of this Article IX regardless of the termination of the Multi-Facility Credit Agreement or the Bank's participation therein, or any amendment of, or any consent to any deviation from or other modification of, the Multi-Facility Credit Agreement; PROVIDED that (a) references to (i) any "document delivered pursuant to this

Agreement," (ii) "Loan" or (iii) "Fee" shall be deemed to mean this Agreement, the Loan Documents as defined hereunder, the Loans hereunder and the Facility Fee hereunder, respectively; (b) references to Sections in
ARTICLE XIII shall be deemed to be references to such clauses as incorporated herein by reference; and (c) all amendments to the Multi-Facility Credit Agreement before or after the date hereof shall be given effect of purposes of this Article IX.

     Section 9.2 NEW CREDIT AGREEMENT. Any Event of Default under the New Credit Agreement shall constitute an Event of Default hereunder.

     Section 9.3 REMEDIES. If (a) any Event of Default under which termination of the relevant commitments and acceleration of loans occurs automatically without notice (for example, an Event of Default under SECTIONS 13.1(2) of the Multi-Facility Credit Agreement) shall occur, the Commitments shall automatically terminate and the outstanding unpaid principal balance of the Note, the accrued interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Bank may take any or all of the following actions: (i) declare the Commitments terminated, whereupon the Commitments shall terminate, (ii) declare that the outstanding unpaid principal balance of the Note, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents to be forthwith due and payable, whereupon the Note, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding, (iii) exercise all rights and remedies under any other instrument, document or agreement between the Borrower and the Bank, and (iv) enforce all rights and remedies under any applicable law.

     In addition to the remedies set forth in the foregoing paragraph, upon the occurrence of any Event of Default or at any time thereafter while such Event of Default continues, the Bank or any other holder of the Note may offset any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of the Borrower then or thereafter with the Bank or such other holder, or any obligations of the Bank or such other holder of the Note, against the Indebtedness then owed by the Borrower to the Bank.


                             ARTICLE X MISCELLANEOUS

     Section 10.1 WAIVER AND AMENDMENT. No failure on the part of the Bank or the holder of the Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Bank hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under the Note shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Bank or the holder of the Note to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank, and then such amendment, modifications, waiver or consent shall be effective only in the specific instances and for the specific purpose for which given.

     Section 10.2 EXPENSES AND INDEMNITIES. Whether or not any Loan is made hereunder, the Borrower agrees to reimburse the Bank upon demand for all reasonable expenses paid or incurred by the Bank (including filing and recording costs and fees and expenses of legal counsel, who may be employees of the Bank) in connection with the preparation, review, execution, delivery, amendment, modification, interpretation, collection and enforcement of the Loan Documents (including without limitation those incurred in connection with any appeal of a lower court order or judgment). The Borrower agrees to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents. The Borrower agrees to indemnify and hold the Bank harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making Loans or disbursing the proceeds thereof. The obligations of the Borrower under this SECTION 10.2 shall survive any termination of this Agreement.

     Section 10.3 NOTICES. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; PROVIDED, HOWEVER, that any notice to the Bank under
ARTICLE II hereof shall be deemed to have been given only when received by the Bank.

     Section 10.4 SUCCESSORS. This Agreement shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank and the successors and assigns of the Bank. The Borrower shall not assign its rights or duties hereunder without the written consent of the Bank.

     Section 10.5 PARTICIPATIONS AND INFORMATION. The Bank may sell participation interests in any or all of the Loans and in all or any portion of the Commitment to any Person. The Bank may furnish any information concerning the Borrower in the possession of the Bank from time to time to participants and prospective participants and may furnish information in response to credit inquiries consistent with general banking practice.

     Section 10.6 SEVERABILITY. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 10.7 SUBSIDIARY REFERENCES. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.

     Section 10.8 CAPTIONS. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

     Section 10.9 ENTIRE AGREEMENT. This Agreement and the Note embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

     Section 10.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

     Section 10.11 GOVERNING LAW. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

     Section 10.12 CONSENT TO JURISDICTION. AT THE OPTION OF THE BANK, THIS AGREEMENT AND THE NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

     Section 10.13 WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.


                                       PENTAIR, INC.

                                       By: /s/ Richard W. Ingman
                                          ------------------------------------

                                       Title: CFO
                                             ---------------------------------

                                       Waters Edge Plaza
                                       1500 County Road B2 West
                                       St. Paul, Minnesota 55113
                                       Attention: Chief Financial Officer
                                       Telecopy: (651) 639-5209
                                       Telephone: (651) 636-7920


                                       U.S. BANK NATIONAL ASSOCIATION

                                       By: /s/ Mark R. Olmon
                                          ------------------------------------

                                       Title: Senior Vice President
                                             ---------------------------------

                                       601 2nd Ave. S.
                                       Minneapolis, MN 55402-4302
                                       Attention: Mark R. Olmon
                                       Telephone: (612) 973-1085
                                       Fax: (612) 973-0825